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                                                                    EXHIBIT 99.2



                        SERVICE CORPORATION INTERNATIONAL

                AMENDMENT TO THE 1996 NONQUALIFIED INCENTIVE PLAN


         AMENDMENT, dated as of November 13, 1997, to the Service Corporation International 1996 Nonqualified Incentive Plan (the "1996 Nonqualified Plan").

         1. The 1996 Nonqualified Plan is hereby amended effective as of the date hereof, as follows:

         Section 5.5 is hereby amended and restated in its entirety as follows:

         Options shall be exercised by the delivery of written notice to the Company setting forth the number of shares with respect to which the Option is to be exercised, together with: (a) cash, check, certified check, bank draft, or postal or express money order payable to the order of the Company for an amount equal to the Option Price of the shares, (b) Stock at its Fair Market Value equal to the aggregate Option Price of the shares on the date of exercise, (c) an executed attestation form acceptable to the Company attesting to ownership of Stock at its Fair Market Value equal to the aggregate Option Price of the shares on the date of exercise, and/or (d) any other form of payment which is acceptable to the Committee, and specifying the address to which the certificates for the shares are to be mailed. As promptly as practicable after receipt of written notification and payment, the Company shall deliver to the Employee certificates for the number of shares with respect to which the Option has been exercised, issued in the Employee's name. If shares of Stock are used in payment, the Fair Market Value of the shares of Stock tendered must be less than the aggregate Option Price of the shares being purchased, and the difference must be paid by check. Delivery shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited the certificates in the United States mail, addressed to the optionee, at the address specified by the Employee.

         Whenever an Option is exercised by exchanging shares of Stock owned by the Employee, the Employee shall deliver to the Company certificates registered in the name of the Employee representing a number of shares of Stock legally and beneficially owned by the Employee, free of all liens, claims and encumbrances of every kind, accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by the certificates (with signature guaranteed by the Company or a commercial bank or trust company or by a brokerage firm having a membership on a registered national stock exchange). The delivery of certificates upon the exercise of Options is subject to the condition that the person exercising the Option provide the Company with the information the Company might reasonably request pertaining to exercise, sale or other disposition.